EXHIBIT 2.1
                          AGREEMENT AND PLAN OF MERGER

                           Dated as of April 15, 1999




                                      Among


                                MICROGRAFX, INC.
                           INTERCAP ACQUISITION, INC.

                                       and

                         INTERCAP GRAPHICS SYSTEMS, INC.

                                       and

                             INTERGRAPH CORPORATION



AGREEMENT AND PLAN OF MERGER


Section                                                                                     Page No.

1.       Transactions on or Prior to the Closing Date                                           1
         1.1      The Merger                                                                    1
         1.2      Conversion of Stock                                                           2
         1.3      Future Payment                                                                3
         1.4      Consent of the Stockholder to Merger                                          3

2.       Closing                                                                                3

3.       Representations and Warranties of the Company and the Stockholder                      3
         3.1      Organization and Qualification                                                4
         3.2      Capitalization                                                                4
         3.3      Financial Condition                                                           5
         3.4      Tax Matters                                                                   7
         3.5      Litigation and Claims                                                         7
         3.6      Properties and Assets                                                         8
         3.7      [Intentionally Deleted]                                                      10
         3.8      Contracts and Other Instruments                                              10
         3.9      Labor and Employment Agreements                                              11
         3.10     Employee Benefit Plans                                                       11
         3.11     Officers, Directors and Employees; Compensation of and Indebtedness to
                  and from Officers, Directors, Stockholders and Employees                     12
         3.12     Agreement Not in Breach of Certain Instruments                               12
         3.13     Accounts and Notes Receivable                                                12
         3.14     Inventories                                                                  12
         3.15     No Undisclosed Liabilities                                                   13
         3.16     Brokerage                                                                    13
         3.17     Authorization of Agreement                                                   13
         3.18     Bank Accounts                                                                14
         3.19     Year 2000 Compliance                                                         14
         3.20     Environmental Matters                                                        15
         3.21     Disclosure                                                                   16

4.       Representations and Warranties of the Stockholder                                     17
         4.1      Organization                                                                 17
         4.2      Authorization                                                                17
         4.3      Investment Representations                                                   17
         4.4      Agreement Not in Breach of Certain Instruments                               18

5.       Representations and Warranties of the Acquiror and Acquisition                        18
         5.1      Organization                                                                 18
         5.2      Authority                                                                    19
         5.3      Brokerage                                                                    19
         5.4      Agreement Not in Breach of Certain Instruments                               19
         5.5      Capitalization                                                               19
         5.6      SEC Documents; Acquiror Financial Statements                                 20
         5.7      No Material Adverse Change                                                   20
         5.8      Disclosure                                                                   20
         5.9      Litigation and Claims                                                        20
         5.10     Investment Representations                                                   21
         5.11     Acquisition                                                                  22

6.       Covenants and Agreements of the Company and the Stockholder                           22
         6.1      Current Information                                                          22
         6.2      Consents                                                                     22
         6.3      Business Operations                                                          22
         6.4      Covenant Not to Compete                                                      23
         6.5      Exclusive Dealings                                                           25
         6.6      Lien Release                                                                 25
         6.7      Discharges                                                                   25

7.       Covenants and Agreements of the Acquiror                                              25
         7.1      Current Information                                                          25
         7.2      Consent to Pledge                                                            25
         7.3      Consents                                                                     25

8.       Conditions to Obligations of the Stockholder and the Company                          26
         8.1      Correctness of Representations and Warranties                                26
         8.2      Performance of Covenants and Agreements                                      26
         8.3      Additional Closing Documents                                                 26
         8.4      No Legal Bar                                                                 26
         8.5      Opinion of Counsel for Acquiror                                              26

9.       Conditions to Obligations of Acquiror and Acquisition                                 27
         9.1      Correctness of Representations and Warranties                                27
         9.2      Performance of Covenants and Agreements                                      27
         9.3      Additional Closing Documents                                                 27
         9.4      No Legal Bar                                                                 27
         9.5      Employment Agreements                                                        28
         9.6      Consents                                                                     28
         9.7      Deliveries at Closing                                                        28
         9.8      Opinion of Counsel for the Company and the Stockholder                       29

10.      Indemnification                                                                       29
         10.1     Indemnification Provisions for Benefit of Acquiror and Surviving Corporation 29
         10.2     Indemnification Provisions for Benefit of the Stockholder                    30
         10.3     Claims and Defense by the Indemnifying Party                                 31
         10.4     Notice                                                                       32
         10.5     Setoff                                                                       32
         10.6     Limitation on Damages                                                        32
         10.7     Right to Remediate                                                           32

11.      Termination                                                                           32
         11.1     Termination                                                                  33
         11.2     Effect of Termination; Remedies                                              33

12.      Miscellaneous Provisions                                                              33
         12.1     Construction                                                                 33
         12.2     Notices                                                                      33
         12.3     Assignment                                                                   34
         12.4     Amendments and Waivers                                                       34
         12.5     Survival                                                                     35
         12.6     Attorneys' Fees                                                              35
         12.7     Binding Nature of Agreement                                                  35
         12.8     Expenses                                                                     35
         12.9     Entire Agreement                                                             35
         12.10    Severability                                                                 36
         12.11    Counterparts                                                                 36
         12.12    Public Announcements                                                         36
         12.13    Section Headings                                                             36
         12.14    Best Efforts; Further Assurances; Cooperation                                36



EXHIBITS

A -            Form of Convertible Debenture
B -            Promissory Note
C-1 -          Employment Agreement of John Gebhardt
C-2 -          Employment  Agreement of Aaron Silberstrom
C-3 -          Employment  Agreement of Jim Buttinger
C-4 -          Employment Agreement of Ted Barber D - Opinion of Acquiror's
Counsel E -    Opinion of Counsel for the Company and the Stockholder


SCHEDULES

3.1               Organization and Qualification
3.2               Capitalization and Share Ownership
3.3(a)            Financial Statements
3.3(c)            Assets and Liabilities
3.3(d)(i)         Dividends, Distributions and Payments of Indebtedness
3.3(d)(ii)        Compensation
3.6(b)            Mortgages, Liens, Encumbrances, Etc., on Assets
3.6(d)            Description of Leased Real Property
3.6(e)            Intangible Personal Property
3.8(a)            Contracts and Other Instruments
3.8(b)            Defaults under Contracts; Consents
3.8(c)            Proposals and Claims
3.9(a)            Labor and Employment Agreements
3.9(b)            Employment Agreements
3.11(a)           Officers, Directors and Employees; Compensation
3.11(b)           Indebtedness to and from Officers, Directors and Employees
3.14              Inventories
3.15              Liabilities not Reflected or Reserved Against on Balance Sheet
3.16              Brokerage
3.18              Bank Accounts
3.19(b)           Year 2000 Assurances
3.19(d)           Steps Taken Toward Year 2000 Compliance; Third Party Compliance
3.20              Environmental Matters
3.21              Disclosure
4.2(a)            Lien Release

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of April 15, 1999, by and among MICROGRAFX, INC., a Texas corporation (the "Acquiror"), INTERCAP ACQUISITION, INC., a Delaware corporation and wholly owned subsidiary of Acquiror ("Acquisition"), INTERCAP GRAPHICS SYSTEMS, INC., a Delaware corporation (the "Company"), and INTERGRAPH CORPORATION, a Delaware corporation and the sole stockholder of the Company (the "Stockholder").


                                  R E C I T A L


         Acquiror, Acquisition, the Company and the Stockholder desire to cause Acquisition to merge with and into the Company in accordance with a certificate of merger (the "Certificate"), pursuant to the Delaware General Corporation Law (the "DGCL").


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recital and the covenants and agreements contained herein, the parties agree as follows:

         1.       Transactions on or Prior to the Closing Date.

                  1.1      The Merger.

                  (a) Subject to the terms and provisions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.1(e)) Acquisition shall be merged with and into the Company (the "Merger"). The Company shall be the surviving corporation of the Merger (sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate corporate existence of Acquisition shall cease.

                  (b) At the Effective Time, the Merger shall have the effects provided for in this Agreement and in the DGCL.

                  (c) In connection with the filing of the Certificate, the Certificate of Incorporation and Bylaws of the Company as respectively existing immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until amended in the manner provided by law. The Certificate of Incorporation of the Company is not amended by this Agreement.

                  (d) The board of directors, the committees and members of the board, and the officers of Acquisition serving immediately prior to the Effective Time shall be the board of directors of the Surviving Corporation, and the committees and members of the board and the officers of the Surviving Corporation.

                  (e) The Merger shall become effective when the Certificate, properly executed, together with any other documents required by law to effectuate the Merger, shall have been filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The date and time at which the Merger shall become effective is herein referred to as the "Effective Time."

                  (f) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, title to and possession of any property or right to Acquisition or the Company, as the case may be, acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, each of Acquisition and the Company and its respective proper officers and directors shall be deemed to have granted hereby to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to, and the possession of such property or rights in, the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are hereby fully authorized in the name of Acquisition or the Company or otherwise to take any and all such action.

                  1.2      Conversion of Stock.

                  (a) Merger Consideration. At the Effective Time, by virtue of the Merger and without any further action on the part of the Stockholder, the Stockholder shall be entitled to receive (i) $3,853,000 in cash (the aggregate amount of such cash to be paid to the Stockholder at the Closing (as defined in
Section 2(a)) is hereafter referred to as the "Closing Payment") plus (ii) the Future Payment (as provided for in Section 1.3 hereof); plus (iii) a convertible debenture in the original principal amount of $5,797,000 (the "Debenture") in substantially the form of Exhibit A hereto. Such rights to receive the Closing Payment, the Future Payment and the Debenture are referred to herein as the "Merger Consideration". At the Effective Time, upon the surrender by the Stockholder to the Acquiror of the certificates and other instruments representing all of the shares of capital stock of the Company, par value $.10 per share (the "Shares") duly endorsed to Acquiror, the Acquiror shall deliver to the Stockholder the Closing Payment, the Debenture and the promissory note referred to in Section 1.3.

                  (b) Conversion of Acquisition Common Stock. At the Effective Time, by virtue of the Merger, and without any action on the part of the holders thereof, each share of Acquisition's common stock outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
                  (c) Cancellation of Shares. The Merger Consideration for which the Shares shall have been converted pursuant to this Section 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. At the Effective Time, the Shares shall be, by virtue of the Merger and without any action on the part of the holders thereof, canceled.

                  (d) No Further Transfers. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the shares of the Company that were outstanding immediately prior to the Effective Time and that are to be converted into the Merger Consideration, as provided in this Section 1.2.

                  1.3 Future Payment. On August 31, 1999, Acquiror hereby covenants and agrees, as part of the Merger Consideration, to pay to the Stockholder $2,500,000, together with interest thereon (herein referred to as the "Future Payment"). The obligation to make such Future Payment shall be evidenced by a promissory note of Acquiror in substantially the form of Exhibit B hereto.

                  1.4 Consent of the Stockholder to Merger. The Stockholder hereby consents to the adoption of this Agreement and the approval of the Merger on the terms set forth herein and pursuant to the DGCL, and agrees that such adoption shall not be repealed or modified. The Stockholder hereby waives any dissenters' rights it may have under the DGCL. The Company acknowledges receipt at its principal place of business of this Agreement including the foregoing consent. This Agreement shall be binding upon the Stockholder upon its execution and delivery.

         2.       Closing.

                  (a) Subject to the terms and provisions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place (a) at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202, at 9:00 a.m. (local time) on the first business day immediately following the date on which the last to be fulfilled or waived of the conditions set forth in Sections 8 and 9 shall be fulfilled or waived in accordance with the terms herewith (other than conditions with respect to actions the respective parties hereto will take at the Closing), or (b) at such other place, date or time as the parties may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                  (b) Immediately following the Closing, the Company and Acquisition shall execute and deliver to the Secretary of State of Delaware the Certificate, as required by the DGCL, and the parties shall take such other and further action as may be required by law to make the Merger effective.

         3. Representations and Warranties of the Company and the Stockholder. The Company and the Stockholder, jointly and severally, represent and warrant to Acquiror and Acquisition as follows:

                  3.1 Organization and Qualification. The Company and each of its Subsidiaries (as defined below) is duly organized and validly existing as a corporation in good standing under the laws of Delaware, with the corporate power to own, lease and operate its properties and assets and to carry on its business in the manner in which such business is now being conducted. The Company and each of its Subsidiaries is duly qualified to transact business, and, except as set forth in Schedule 3.1, is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification. True and complete copies of the Certificate of Incorporation and Bylaws, or other comparable charter documents, of the Company in effect on the date hereof have been delivered to Acquiror and are attached to Schedule 3.1 hereto. Except as set forth on Schedule 3.1, the Company does not own or hold, directly or indirectly, any debt or equity securities of, or have any interest in, any corporation, partnership, joint venture or other business entity. For purposes of this Agreement, "Subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by the Company or by any one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

                  3.2      Capitalization.

                  (a) Schedule 3.2 attached hereto sets forth the authorized capitalization of the Company and each of its Subsidiaries, the number of Shares outstanding of the Company and the number of outstanding shares of capital stock of each Subsidiary (the "Subsidiary Shares "), and the number of Shares and Subsidiary Shares owned by the Stockholder as of the date hereof. No person or entity, other than Stockholder, owns of record or beneficially any of the outstanding shares of capital stock of the Company or its Subsidiaries. At the Effective Time, all of the outstanding Shares of the Company will be owned of record and beneficially by the Stockholder, as set forth in Schedule 3.2 hereto, which will comprise all of the issued and outstanding capital stock of the Company. All of the Shares and Subsidiary Shares are and will be validly issued and outstanding, fully paid and nonassessable. Neither the outstanding Shares nor the Subsidiary Shares are subject to or were issued in violation of any preemptive rights. Each Share and each Subsidiary Share was issued in conformity with applicable law and no party to whom such Shares and Subsidiary Shares were issued nor any person claiming through any such party has any claim against the Company in respect of any such issuance. There are no voting trusts or other agreements or understandings to which the Company or the Stockholder is a party with respect to the voting or disposition of the capital stock of the Company or the Subsidiaries.

                  (b) Except as set forth in Schedule 3.2, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments ("Stock Rights") obligating the Company or any Subsidiary to issue any authorized but unissued shares of capital stock of the Company or any Subsidiary or to transfer from the treasury any additional shares of capital stock or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of capital stock of the Company or any Subsidiary, and no unissued shares of stock are subject to any preemptive rights. No Stock Rights will be outstanding on the Closing Date. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interest in the Company or any Subsidiary.

                  3.3      Financial Condition.

                  (a) The Company has furnished to the Acquiror the following financial statements: (a) its unaudited consolidated financial statements for the fiscal years ended 1996, 1997 and 1998, consisting of balance sheets as of December 31, 1996, 1997 and 1998, and the related statements of operations, statements of cash flows and statements of stockholders' equity (collectively the "Annual Financial Statements"); and (b) its consolidated unaudited financial statements for the two-month periods ending February 28, 1999, consisting of unaudited balance sheets as of February 28, 1999 and the related statements of operations, statements of cash flows and statements of stockholder equity for such two-month period (the "Interim Financial Statements"). The Annual Financial Statements and Interim Financial Statements are referred to collectively as the "Financial Statements."

                  (b) The Financial Statements: (i) have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") throughout the periods covered, subject to (A) normal and recurring year-end audit adjustments in the case of the Interim Financial Statements, and
(B) the absence of detailed notes customary for GAAP financial statements; (iii) reflect and provide adequate reserves and disclosures with respect to all liabilities of the Company, including all contingent liabilities, as of their respective dates to the extent required by GAAP; and (iv) present fairly the financial position and results of operations of the Company at and for the fiscal periods ended on such dates.

                  (c) As of February 28, 1999, the Company has included in its balance sheet as of February 28, 1999 certain assets, including (i) $560,234 in cash and (ii) $514,119 of accounts receivable (such cash and accounts receivable collectively referred to as the "Specified Assets"). As of February 28, 1999, the Company has included in its balance sheet as of February 28, 1999 certain liabilities, including (x) $114,021 in accounts payable and (y) accrued compensation of $163,177 (such accounts payable and accrued compensation collectively referred to herein as the "Specified Liabilities"). On the Closing Date, the amount of the Specified Assets less the Specified Liabilities shall be at least $797,155. It is understood by the parties hereto that this representation is as to the total amount of Specified Assets and Specified Liabilities and that the amounts specified in clauses (i), (ii), (x) and (y) of this Section 3.3(c) may vary upward or downward between February 28, 1999 and the Closing Date, provided that on the Closing Date, the Company and the Stockholder jointly and severally represent that the Specified Assets shall exceed the amount of Specified Liabilities by at least $797,155.

                  (d) Except for the transactions at the Closing specifically provided for in this Agreement or as disclosed herein, since December 31, 1998, there has not been:

     (i) any declaration, setting aside for, or payment of, a dividend or any distribution of assets of any kind whatsoever by the Company or any Subsidiary, including any distribution in redemption of, or as the purchase price for, any capital stock, or in discharge or cancellation, in whole or in part, of any indebtedness, whether in payment of principal, interest or otherwise, owing to the Stockholder, other than as set forth on Schedule 3.3(d)(i);

     (ii) except as set forth on Schedule 3.3(d)(ii), any increase in the salary or other compensation payable or to become payable to any officer, director or employee of the Company or any Subsidiary, or the declaration, payment, commitment or obligation of any kind for the payment of a bonus or other additional salary compensation or benefit, other than normal cost-of-living and normal merit increases totaling not more than 5% per annum in the ordinary course of business consistent with past practice to employees and other than as previously disclosed to the Acquiror in writing;

     (iii) any entry into any agreement, commitment or transaction by the Company or any Subsidiary not in the ordinary and usual course of business;

     (iv) any Material Adverse Effect (as hereinafter defined);

     (v) any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect;




     (vi) any material alteration in the manner in which the Company or any Subsidiary keeps its books, accounts or records or in the accounting methods, principles or practices therein reflected;

     (vii) except for borrowings in the ordinary and usual course of business consistent with past practices, the incurrence or issuance of any indebtedness for borrowed money or any commitment to borrow money or any guaranty, direct or indirect, of indebtedness of others, or any prepayment of long-term debt by the Company or any Subsidiary;

     (viii) a termination or, to the best knowledge of the Company or the Stockholder, a threatened termination, or a substantial modification of the relationship of the Company or any Subsidiary with a customer or supplier or the occurrence of any event affecting any product or process used by the Company or any Subsidiary having, in any such case or in the aggregate, a Material Adverse Effect;

     (ix) any acquisition or lease of or commitment to acquire or lease any realty by the Company or any Subsidiary, or any item of personal property in excess of $50,000, other thaninventory in the ordinary course of business; or

     (x) any change in the Certificate of Incorporation or other charter document or in the Bylaws or other governing documents of the Company or any Subsidiary, or in the authorized, issued or outstanding capital stock of the Company or any Subsidiary.

As used in this Agreement, "Material Adverse Effect" means any change in or effect that is or is reasonably likely to be materially adverse to the business, operations, properties, financial condition, assets or liabilities of the Company, its Subsidiaries or the Surviving Corporation.

                  3.4 Tax Matters. Within the times (including extensions) and in the manner prescribed by law, the Company and its Subsidiaries have filed all federal, state, local and foreign returns for Taxes (as defined below)
("Returns") required to be filed in any jurisdiction (including, without limitation, informational returns) and such Returns are complete, true and correct in all respects; all Returns filed by the Company and its Subsidiaries complied in all respects with the tax laws, rules and regulations, as presently interpreted, applicable to such Returns; neither the Company nor any Subsidiary has waived or extended any statute of limitations relating to the assessment of any federal, state, county, local or foreign income, franchise or other taxes ("Taxes"); and no audit or examination of any of the Company's or the Subsidiaries' Returns is currently in progress or, to the best of the knowledge of the Company or the Stockholder, threatened or has occurred in the past. All Taxes required to be paid by the Company and its Subsidiaries have been paid on or before their respective due dates.

                  3.5      Litigation and Claims.

     (a) Litigation Pending or Threatened. There is no action, suit, arbitration proceeding, including any grievance proceeding, or investigation pending or, to the best knowledge of the Company and the Stockholder, threatened, before any court, tribunal, panel, master or governmental agency, authority or body in which the Company or any Subsidiary is a party or to which their businesses or properties are subject, nor is the Company or any Subsidiary bound by any valid injunction or order of any court or tribunal.

     (b) Violation of Law. Neither the Company nor any Subsidiary is in violation of any provision of any law, decree, order or regulation applicable to the Company or any Subsidiary or businesses or properties and the Company and its Subsidiaries have all federal, state, local and foreign licenses, permits and other governmental authorizations required in the conduct of their businesses and the operation of their properties. Other than the filing of the Certificate, no consent of any governmental agency or body issuing any of such permits, licenses or other governmental authorizations, or otherwise having jurisdiction over the Company, the Subsidiaries, their businesses, properties and operations, is required in order to permit the execution, delivery or performance of this Agreement by the Company or the Stockholder, the consummation of the transactions contemplated hereby or the sale, transfer and delivery of the Shares or the continuation of the Company's or its Subsidiaries' businesses and operations after the Closing. Neither the Stockholder nor the Company is a party to any consent decree issued by any governmental agency, authority or body relating to the Company's business.

     (c) Unlawful Practices. Neither the Company nor the Stockholder or, to the best knowledge of the Company and the Stockholder, any stockholder, officer, employee or agent of the Company or its Subsidiaries or any person acting on their behalf has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official or has engaged in any other practice or received or retained any such gift or similar benefit, that in any case would subject the Company or its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding or that would be grounds for termination or modification of any material contract, license or other instrument to which the Company or any Subsidiary is a party.

                  3.6      Properties and Assets.

     (a) The Company and its Subsidiaries own or otherwise have the right to use all of the properties and assets, tangible and intangible, now used in and material to the operation of their businesses. Neither the Company nor any Subsidiary owns any real property.

     (b) The Company and each of its Subsidiaries has good and marketable title to, and at the Effective Time will have good and marketable title to, all of the assets reflected in the Interim Financial Statements, including tangible personal property, except the assets and inventory disposed of since the date of such Interim Financial Statements in the ordinary course of business consistent with past practice, free and clear of all mortgages, liens, encumbrances, leases, equities, claims, charges, easements, rights-of-way, covenants, conditions and restrictions, except as set forth in Schedule 3.6(b), and except for:

          (i) liens, if any, for personal property taxes not delinquent; and

          (ii) mechanics' and other statutory liens securing payment of not more than $50,000 incurred in the ordinary and usual course of business for services rendered or goods furnished to the Company.

     (c) All items of tangible personal property of the Company and its Subsidiaries that are material to the operation of the business of the Company and its Subsidiaries are in good operating condition and repair (normal wear and tear excepted), and the Company's and its Subsidiaries' maintenance practices conform in general to those customary in its industry.

     (d) Schedule 3.6(d) attached hereto contains a description of all real property leased to, in the possession of, or used in the businesses of, the Company and its Subsidiaries. True and complete copies of all real property leases have been delivered to the Acquiror by the Company. The Company and its Subsidiaries are in compliance with the terms and conditions of such leases and have the right to peaceful enjoyment of the leased premises.

     (e)(i) The Company and each of its Subsidiaries owns, or is licensed or otherwise possesses legally sufficient rights to use, all patents, trademarks, trade names, service marks, copyrights, maskworks and any applications therefor, technology, know-how, computer software programs or applications (in both source code and object code form) and tangible or intangible proprietary information or material that (x) are used in any of the Company's or Subsidiaries' products, or
(y) are otherwise used in and material to the businesses of the Company and its Subsidiaries as currently conducted. Schedule 3.6(e) lists all current patents, registered and unregistered copyrights, maskworks, trade names and any applications therefor owned by the Company and its Subsidiaries (the "Intellectual Property Rights"), and specifies the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 3.6(e) includes and specifically identifies all third-party patents, trademarks, copyrights (including software) and maskworks (the "Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of, any Company or Subsidiary product. Schedule 3.6(e) lists (i) all licenses, sublicenses and other agreements as to which the Company or any Subsidiary is a party and pursuant to which any person is authorized to use any of the Company's or any Subsidiaries' Intellectual Property Rights, or any trade secret to the Company or its Subsidiaries; and (ii) all licenses, sublicenses and other agreements as to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary is authorized to use any Third Party Intellectual Property Rights, or other trade secret of a third party in or as any product, and includes the identity of all parties thereto, a description of the nature and subject matter thereof and the term thereof. There are, at the date hereof, no known defects in any of the Company's or any Subsidiaries' products that would impact the ability of any such product to operate in accordance with its intended purpose, other than "bugs" typical of computer software products that can be fixed without any material expenditures.

          (ii) Neither the Company nor any Subsidiary is, nor will they be as a result of the execution and delivery of this Agreement or the performance of the Company's obligations hereunder, in violation of any license, sublicense or agreement described in Schedule 3.6(e). Except as set forth in Schdule 3.6(e), claims with respect to the Company's or any Subsidiaries' Intellectual Property Rights, any trade secret material to the Company or its Subsidiaries or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company or its Subsidiaries, are currently pending or, to the knowledge of the Company, are threatened by any person, nor does the Company know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed, as of the date hereof, for use, sale or license by the Company infringes on any copyright, maskwork, patent, trademark, service mark or trade secret; (ii) against the use by the Company or its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how, or computer software programs and applications used in the Company's or its Subsidiaries' businesses as currently conducted or as proposed, as of the date hereof, to be conducted by the Company or its Subsidiaries; (iii) challenging the ownership, validity or effectiveness of any of the Company's or the Subsidiaries' Intellectual Property Rights or other trade secret material to the Company or its Subsidiaries; or (iv)
     challenging the Company's or the Subsidiaries' license or legally enforceable right to use of the Third Party Intellectual Rights. All material patents, registered trademarks, maskworks and copyrights held by the Company and its Subsidiaries are valid and subsisting. To the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company's or the Subsidiaries' Intellectual Property by any third party, including any employee or former employee of the Company or any of its Subsidiaries. Except as set forth in Schedule 3.6(e), neither the Company nor any Subsidiary (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, maskworks or copyrights and which has not been finally terminated prior to the date hereof or been informed or notified by any third party that the Company or its Subsidiaries may be engaged in such infringement or (ii) has no knowledge of any infringement liability with respect to, or infringement by, the Company or any of its Subsidiaries of any trade secret, patent, trademark, service mark, maskwork or copyright of another.

          (iii) Each employee of the Company and each Subsidiary has executed or is bound by a confidentiality, invention and copyright agreement with the Company or the Subsidiary in the forms previously delivered to Acquiror.

                  3.7      [Intentionally Deleted]

                  3.8      Contracts and Other Instruments.

     (a) Schedule 3.8(a) sets forth a list of each contract, lease, license agreement, distributor agreement, purchase order, lease, license, indenture or commitment, written or oral, including all amendments or modifications thereof, to which the Company or any Subsidiary is a party or by which any of their assets are bound, which requires future expenditures by the Company or any Subsidiary in excess of $25,000 or which provides future revenues to the Company in excess of $25,000. The contracts, license agreements, distributor agreements, purchase orders, leases, licenses, indentures or commitments that are required to be identified in Schedule 3.8(a) are referred to as the "Contracts." True and complete copies of each of the Contracts, or where they are oral, true and complete written summaries thereof, have been delivered or made available to the Acquiror by the Company. All licenses that the Company and its Subsidiaries has granted to third parties are in the forms of the license agreements furnished by the Company to Acquiror.

     (b) Except as set forth in Schedule 3.8(b) attached hereto, there has not been any breach of, nor has there occurred any default under any, Contract on the part of the Company, any Subsidiary or, to the best knowledge of the Company and the Stockholder, on the part of the other parties thereto, and to the knowledge of the Company no event has occurred which with the giving of notice or the lapse of time, or both would constitute a default under any Contract of the Company or any Subsidiary or under which the Company or any Subsidiary is or may be bound. Except as set forth in Schedule 3.8(b), no consent of any party to any Contract is required in order to permit the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, nor will the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, or result in a modification of, or give any third party the right to terminate, cancel, accelerate or increase the rate of interest payable under, any liabilities, obligations, rights or benefits under, any Contract of the Company or any Subsidiary.

                  3.9      Labor and Employment Agreements.

     (a) Schedule 3.9(a) attached hereto contains a description of each plan, contract or arrangement under which fringe benefits (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded to employees of the Company and its Subsidiaries. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor agreement.

     (b)  Schedule  3.9(b)   attached  hereto  contains   descriptions  of  each
employment agreement, including any severance arrangements, between the Company or its Subsidiaries and any of their employees.

     (c) Each of the Company and each Subsidiary has withheld and paid to the appropriate governmental authorities or is withholding for payment not yet due to such authorities all amounts required to be withheld from its employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

     (d) All accrued obligations of the Company and its Subsidiaries (whether arising by operation of law, by contract or past custom) for payments by the Company and its Subsidiaries to trusts or other funds or to any governmental agency with respect to unemployment compensation benefits, social security benefits or any other benefits for employees of the Company and its Subsidiaries with respect to employment of those employees have been paid or adequate accruals therefor have been made in the Financial Statements for obligations accrued through the date of such Financial Statements, and in the books and records of the Company and its Subsidiaries for obligations accruing after that date.

     (e) All reasonably anticipated material obligations of the Company and its Subsidiaries (whether arising by operation of law by contract, by past custom or otherwise) for salaries, vacation and holiday pay, sick pay, bonuses and other forms of compensation payable to the officers, directors or other employees of the Company and its Subsidiaries in respect of the services rendered by any of them have been paid or adequate accruals therefor have been made in the Financial Statements for obligations accrued through the date of such Financial Statements, and in the books and records of the Company and its Subsidiaries for obligations accruing thereafter.

                  3.10 Employee Benefit Plans. Neither the Company nor its Subsidiaries maintain or contribute (other than for payments made to Stockholder relating to Stockholder plans in which employees of the Company and its Subsidiaries participate) to any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended). Neither the Company nor its Subsidiaries maintain or contribute (other than for payments made to Stockholder relating to Stockholder plans in which employees of the Company and its Subsidiaries participate) to any retirement, termination, severance, benefit or other similar plans or agreements for employees and former employees of the Company or its Subsidiaries .

     3.11 Officers, Directors and Employees; Compensation of and Indebtedness to and from Officers, Directors, Stockholders and Employees.

     (a) Schedule 3.11(a) attached hereto sets forth a true and complete list of the names of, the offices held by the officers, directors and employees of the Company and its Subsidiaries, and the compensation paid to the officers and directors of the Company and its Subsidiaries.

     (b) Except as set forth on Schedule 3.11(b), neither the Company nor any Subsidiary has any financial obligation or is otherwise indebted to the Stockholder or to any person who is an officer, director, or employee of the Company or any Subsidiary, or to any spouse, child or relative of any such person or to any entity controlled directly or indirectly by such person, in any amount whatsoever other than, in the case of officers if employees, for compensation for services rendered since the start of the current pay period of the Company or its Subsidiaries generally utilized by their employees and for business expenses, nor is the Stockholder or any director of the Company or its Subsidiaries, or any spouse, child or other relative of such person, indebted to the Company or any Subsidiary except for reimbursement of advances made in the ordinary course of business.

                  3.12 Agreement Not in Breach of Certain Instruments. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or conflict with any provision of the Certificate of Incorporation or Bylaws, or other comparable charter documents of the Company or its Subsidiaries or result in a breach of any of the terms and provisions of, or constitute a violation or default (or an event that with notice or lapse of time, or both, would constitute a default) under, or conflict with, (a) any Contract, mortgage, indenture, license, permit, trust or other instrument to which the Company is or may be bound, (b) any judgment, decree, order or award of any court, governmental body or arbitrator to which the Company or its Subsidiaries is a party, or (c) any law, rule or regulation applicable to the Company or its Subsidiaries.

                  3.13 Accounts and Notes Receivable. Except for the Note Receivable from the Stockholder in the Financial Statements (in the amounts of $1,600,000), the accounts and notes receivable of the Company and its Subsidiaries existing on the date of the Financial Statements arose, and those existing on the Closing Date will have arisen, out of sales in the ordinary course of business and represent bona fide indebtedness of the applicable account debtor and, to the extent constituting part of the Specified Assets on the Closing Date, will be collectible in full. The accounting reserves reflected on the books of the Company are adequate and were calculated consistent with past practice applied consistently with the most recent Interim Financial Statements.

                  3.14 Inventories. The inventories set forth in the Interim Financial Statements have been valued in accordance with GAAP applied
consistently  with  the  most  recent  Annual  Financial  Statements.   Physical
adjustments since the date of the Interim Financial Statements have been correctly recorded in the ordinary course of business. The inventories of the Company and its Subsidiaries are usable in the ordinary course of business of the Company and its Subsidiaries at a value that is no less than the value at which such inventories are carried by the Company and its Subsidiaries. Except as set forth in Schedule 3.14, the inventory is adequate for the conduct of the business of the Company and its Subsidiaries and inventory levels are not in excess of normal operating requirements of the Company and its Subsidiaries.

                  3.15 No Undisclosed Liabilities. Except as and to the extent disclosed in Schedule 3.15 and except as and to the extent specifically reflected or reserved against in the February 28, 1999 Financial Statements, neither the Company nor any Subsidiary has any Liabilities, except for such Liabilities that would not in the aggregate have a Material Adverse Effect. "Liabilities" means any liability or obligation of any nature, whether direct, indirect, absolute, accrued or contingent and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation).

                  3.16 Brokerage. Neither the Company, its Subsidiaries, the Stockholder nor any affiliate, director, officer or employee of the Company or its Subsidiaries has dealt with any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions which might as a result reasonably give rise to the obligation to pay a fee therefor except with respect to amounts due to Sall Advisors, Inc., which shall be paid by Stockholder and not the Company.

                  3.17     Authorization of Agreement.

     (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors and stockholders of the Company, and no other proceedings on the part of the Company or the Stockholder are necessary in order to authorize or effectuate the transactions contemplated hereby.

     (b) This Agreement and all other agreements herein contemplated to be executed in connection herewith by the Company have been (or upon execution will have been) duly executed and delivered by the Company, and constitute binding obligations, enforceable against the Company in accordance with their respective terms. The Company and its Subsidiaries are not, and immediately prior to the Effective Time neither the Company nor any Subsidiary will be a party to, subject to or bound by any provision of its Certificate of Incorporation or Bylaws, or other comparable charter document, or any agreement or judgment, order, writ, prohibition, injunction or decree of any court or other governmental body that would prevent the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement and the Merger.

                  3.18 Bank Accounts. Schedule 3.18 attached hereto contains an accurate and complete list of: (a) the names and addresses of each bank in which the Company and each of its Subsidiaries has an account; (b) the account number of such accounts; and (c) the authorized signatories and balances for such accounts as of a recent date.

                  3.19     Year 2000 Compliance.

     (a) All products and services offered or performed by the Company and its Subsidiaries or any predecessor-in-interest of the Company and its Subsidiaries are Year 2000 Compliant (as defined below).

     (b) Schedule  3.19(b)  attached  hereto lists all customer  agreements  and other forms of correspondence in which the Company or any Subsidiary has furnished (or could be deemed to have furnished) written assurances as to the performance or functionality, or both, of the Company's or the Subsidiaries' products, services or systems on or after any specific date, including September 9, 1999 and January 1, 2000. The Company has previously provided Acquiror with true, correct and complete copies of any such agreements or forms of correspondence.

     (c) All of the Company's and Subsidiaries' products, computer, information technology or other systems owned, licensed, distributed, used or relied upon by the Company and its Subsidiaries, including hardware, software and firmware, and any interfaces among the elements of such systems are Year 2000 Compliant.

     (d) Schedule 3.19(d) sets forth an accurate summary of all steps taken by the Company and its Subsidiaries to verify that all: (i) vendors of products or services to the Company and its Subsidiaries, and its products, services and operations, (ii) customers of the Company and its Subsidiaries identified on
Schedule 3.19(d), and (iii) other third parties with which the Company or any Subsidiary has business relations are Year 2000 Compliant. To the knowledge of the Company and the Stockholder, except as set forth on Schedule 3.19(d), all of the Company's and its Subsidiaries' vendors and customers and their respective products, services and operations used by the Company or any of its Subsidiaries are Year 2000 Compliant, except for any noncompliances that will not have a Material Adverse Effect on the Company or its Subsidiaries, any acquired asset or the Acquiror's conduct of the Company's business at any time after the Closing.

     (e) The Company has furnished Acquiror, or made available to Acquiror, with a true, correct and complete copy of all internal investigations, test result memoranda, budget plans, forecasts or reports concerning the Year 2000 Compliance of the products, services, operations, systems, supplies, and facilities of the Company and the Company's vendors or customers.

     (f) As used in this Agreement,  the term "Year 2000  Compliant"  means that
(1) the products, services, or other item(s) at issue accurately process, provide and/or receive all date/time data (including calculating, comparing, sequencing, processing, and outputting) within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (2) neither the performance nor the functionality of, nor the provision of the products, services, and other item(s) at issue will be affected by any dates/times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other item(s) at issue to ensure compliance with the foregoing warranties and representations includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate single century and multi-century formulae and date/time values before, on, after, and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999, and 2000. In particular, but without limitation: (i) no value for current date/time will cause any error, interruption, or decreased performance in or for such product(s), service(s), and other item(s); (ii) all manipulations of date and time related data (including calculating, comparing, sequencing, processing, and outputting) will produce correct results for all valid dates and times when used independently or in combination with other products, services, or items;
(iii) date/time elements in interfaces and data storage will specify the century to eliminate date ambiguity without human intervention, including leap year calculations; (iv) where any date/time element is represented without a century, the correct century will be unambiguous for all manipulations involving that element; (v) authorization codes, passwords, and zaps (purge functions) will function normally and in the same manner during, prior to, on and after January 1, 2000, including the manner in which they function with respect to expiration dates and CPU serial numbers; and (vi) the supply of the products, services, and other item(s) will not be interrupted, delayed, decreased or otherwise affected by the advent of the year 2000.

     3.20  Environmental  Matters.  Except for  matters as set forth on Schedule
3.20:

     (a) All of the properties, operations and activities of the Company and its Subsidiaries comply with all applicable Environmental Laws (as defined below).

     (b) None of the Company, its Subsidiaries, their properties and operations are subject to any existing, pending or, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority or third party under any Environmental Law.

     (c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Company under any Environmental Law in connection with any aspect of the businesses of the Company or its Subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste, have been duly obtained or filed and will remain valid and in effect after the Merger, and the Company and its Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

     (d) The Company and each Subsidiary has satisfied and is currently in compliance with all financial responsibility requirements applicable to its operations and imposed by any governmental authority under any Environmental Law, and neither the Company nor any Subsidiary has received any notice of noncompliance with such financial responsibility requirements.

     (e) There are no physical or environmental conditions existing on any property of the Company or its Subsidiaries or resulting from the Company's operations or activities with respect to any of the Company's or its Subsidiaries' properties, past or present, at any location, that would give rise to any on-site or off-site investigation, remedial, response, contribution or similar obligations under any Environmental Law.

     (f) Since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by the Company and its Subsidiaries or used in connection with any of their properties or operations have to the extent required by Environmental Laws been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes, such carriers and facilities have been and are operating in compliance with such authorizations, are not subject to any material unperformed investigative, remedial, response, contribution or similar obligations under, and are not the subject of any existing, pending or overtly threatened action, investigation or inquiry by an governmental authority or third party in connection with, an Environmental Laws.

     (g) There has been no exposure of any person or property to hazardous substances, solid waste or any pollutant or contaminant, nor has there been any release of hazardous substances, solid waste or any pollutant or contaminant into the environment by the Company or its Subsidiaries in connection with their properties or operations.

     (h) The Company has or will make available to Acquiror all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company and its Subsidiaries relating to any of the current or former properties or operations of the Company and its Subsidiaries.

For purposes of this Agreement, "Environmental Laws " shall mean: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes or decrees of the United States or any other nation, or any state, local, municipal or other governmental authority or other laws (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect. For purposes of this Agreement, "Hazardous Substances" shall mean: (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder;
(ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; (iii) any oil, petroleum products and their byproducts; and (iv) any substance which is or becomes regulated by Environmental Laws.

                  3.21 Disclosure. Except as contemplated by or disclosed in this Agreement, and in Schedule 3.21, there is no fact or circumstance known to the Company and/or the Stockholder that reasonably would be expected to result in any Material Adverse Effect. None of the statements or information contained in any of the representations, warranties or covenants of the Company and/or the Stockholder set forth in this Agreement, or in the Schedules and Exhibits to be furnished hereunder, contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         4. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Acquiror and Acquisition as follows:

                  4.1 Organization. The Stockholder is duly organized and validly existing as a corporation in good standing under the laws of the State of Delaware, with the corporate power to own, lease and operate its properties and assets and to carry on its business in the manner in which such business is now being conducted.

                  4.2      Authorization.

     (a) The Stockholder is, and at the Effective Time will be, the holder of all of the outstanding capital stock of the Company, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, security agreements, options, claims and restrictions whatsoever (other than those which will be released and discharged at the Effective Time as listed on Schedule 4.2(a)). The Stockholder has the unrestricted power, right, capacity and authority to enter into and consummate the transactions contemplated by this Agreement, and at the Effective Time the Stockholder will have the power, right, capacity and authority to sell, transfer and deliver the Shares in accordance with the terms, covenants and conditions of this Agreement.

     (b) This Agreement and all other agreements herein contemplated to be executed in connection herewith by the Stockholder have been (or upon execution will have been) duly executed and delivered by the Stockholder, have been duly authorized by all necessary corporate action on the part of the Stockholder and constitute binding obligations of the Stockholder, enforceable in accordance with their respective terms; and (ii) the Stockholder is not, and immediately prior to the Effective Time the Stockholder will not be, a party to, subject to or bound by any provision of the its certificate of incorporation or bylaws, or any agreement or judgment, order, writ, prohibition, injunction or decree of any court or other governmental body that would prevent the execution and delivery, or consummation, of the transactions contemplated by, this Agreement and the Merger.

                  4.3      Investment Representations.

     (a) The Stockholder is acquiring the Debenture and the shares of common stock, part value $0.01 per share of Acquiror (the "Common Stock"), if any, to be issued upon conversion of the Debenture, for its own account for investment and not with a view toward, or for sale in connection with, any distribution thereof, and has no present or contemplated agreement, undertaking, arrangement or commitment providing for the disposition thereof, except in accordance with a distribution thereof registered under the Securities Act of 1933, as amended (the "Securities Act").

     (b) The Stockholder understands that because the Debenture and the shares of Common Stock, if any, to be issued upon conversion of the Debenture have not been registered under the Securities Act, it cannot dispose of the Debenture or any or all of such shares of Common Stock unless such securities are subsequently registered under the Securities Act or exemptions from such registration are available. The Stockholder acknowledges and understands that the Debenture and the certificates for any shares of Common Stock, if any, to be issued upon conversion of the Debenture will bear a legend substantially to such effect.

     (c) The Stockholder is knowledgeable and experienced in business and financial matters and capable of evaluating the merits and risks of the investment in the Debenture and the shares of Common Stock, is able to bear the economic risk of loss of its investment in the Debenture and the shares of Common Stock, has been granted the opportunity to make a thorough investigation of the affairs of the Acquiror, and has availed itself of such opportunity either directly or through its authorized representatives.

     (d) The Stockholder has been advised that the Debenture and the shares of Common Stock, have not been and are not being registered under the Securities Act or under the "blue sky" laws of any jurisdiction and that the Acquiror in issuing such shares is relying upon, among other things, the representations and warranties of the Stockholder contained in this Section 4.3 in concluding that each such issuance is a "private offering" and does not require compliance with the registration provisions of the Securities Act.

                  4.4 Agreement Not in Breach of Certain Instruments. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or conflict with any provision of the Certificate of Incorporation or Bylaws of the Stockholder or result in a breach of any of the terms and provisions of, or constitute a violation or default (or an event that with notice or lapse of time, or both, would constitute a default) under, or conflict with, (a) any Contract, mortgage, indenture, license, permit, trust or other instrument to which the Stockholder is or may be bound, (b) any judgment, decree, order or award of any court, governmental body or arbitrator to which the Stockholder is a party, or (c) any law, rule or regulation applicable to the Stockholder.

         5. Representations and Warranties of the Acquiror and Acquisition. Each of the Acquiror and Acquisition, jointly and severally, represent and warrant to the Company and the Stockholder as follows:

                 5.1 Organization. Acquiror and Acquisition are each duly organized and validly existing as corporations in good standing under the laws of their respective states of incorporation, each with the corporate power to own, lease and operate its properties and assets and to carry on its business in the manner in which such business is now being conducted. Acquiror and Acquisition are each duly qualified to transact business, and each is in good standing, as foreign corporations where the character of their respective activities requires such qualification.

                  5.2 Authority. Acquiror and Acquisition each have the requisite corporate power, and prior to the Effective Time will have taken all corporate action, necessary to execute, deliver and perform this Agreement. This Agreement and all other agreements herein contemplated to be executed by Acquiror and/or Acquisition have been (or upon execution will have been) duly executed and delivered by Acquiror or Acquisition, as the case may be, have been duly authorized by all necessary corporate action on the part of the Acquiror and Acquisition and constitute (or upon execution will constitute) legal, valid and binding obligations of the Acquiror and Acquisition, enforceable against Acquiror and Acquisition in accordance with their respective terms.

                  5.3 Brokerage. Neither Acquiror nor any affiliate, director, officer or employee of Acquiror has dealt with any finder or broker, in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions which might as a result reasonably give rise to the obligation to pay a fee therefor.

                  5.4 Agreement Not in Breach of Certain Instruments. Neither Acquiror nor Acquisition is in violation of its Articles of Incorporation or Bylaws and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or conflict with any provision of the Articles of Incorporation or Bylaws of either Acquiror or Acquisition or result in a breach of any of the terms and provisions of, or constitute a violation or default (or an event that with notice or lapse of time, or both, would constitute a default) under, or conflict with, (a) any Contract, mortgage, indenture, license, permit, trust or other instrument to which Acquiror or Acquisition is or may be bound, (b) any judgment, decree, order or award of any court, governmental body or arbitrator to which Acquiror is a party, or (c) any law, rule or regulation applicable to Acquiror or Acquisition.

                  5.5 Capitalization. The authorized capital stock of Acquiror consists of: 20 million shares of common stock ("Acquiror Common Stock") and 10 million shares of preferred stock ("Acquiror Preferred Stock"). At close of business on March 31, 1999, 12,008,083 shares of Acquiror Common Stock were outstanding, and 2,112,542 shares of Acquiror Common Stock were subject to issuance upon the exercise of outstanding stock options ("Acquiror Options"). As of March 31, 1999, 866,000 shares of Acquiror Common Stock were held by Acquiror in its treasury, and no shares of Acquiror Preferred Stock were outstanding. All of the outstanding shares of Acquiror Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. The shares of Acquiror Common Stock issuable upon conversion of the Debenture (as provided therein) have been duly authorized and reserved for issuance and, when issued in accordance with the terms of the Debenture, will be validly issued, fully paid, nonassessable and free of preemptive rights. Except for the shares referred to above that are issuable pursuant to Acquiror Options, there are not any options, warrants, calls, conversion rights, commitments or agreements of any character to which Acquiror is a party or by which it may be bound obligating Acquiror to issue, deliver or sell, or caused to be issued, delivered or sold, additional shares of the capital stock of Acquiror or obligating Acquiror to grant, extend or enter into any such option warrant, call, conversion right, commitment or agreement.

                  5.6 SEC Documents; Acquiror Financial Statements. Acquiror has
furnished or made available to Company and the Stockholder a true and complete copy of each statement, quarterly and other report, and registration statement (without exhibits) filed by Acquiror with the United States Securities and
Exchange Commission ("SEC") since March 20, 1997, (the "Acquiror SEC Documents"), which are all the documents (other than preliminary material) that Acquiror was required to file with the SEC since such date. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, as the case may be, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document provided to the Company and the Stockholder prior to the Closing Date. The financial statements of Acquiror included in the Acquiror SEC Documents (the "Acquiror Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles consistently applied (except as may be included in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Acquiror and its consolidated subsidiaries at the date thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). There has been no change in Acquiror's accounting policies except as described in the notes to the Acquiror Financial Statements.

                  5.7 No Material Adverse Change. Since December 31, 1998, Acquiror has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect in the business, financial condition, results of operations, properties, assets or liabilities of Acquiror or its subsidiaries, taken as a whole; (b) any amendments or changes to the Articles of Incorporation or Bylaws of Acquiror; (c) any damage, destruction or loss, whether covered by insurance or not, resulting in a material adverse change to the properties or business of Acquiror or its subsidiaries, taken as a whole; or
(d) any sale of a material amount of property of Acquiror or its subsidiaries, taken as a whole, except in the ordinary course of business.

                  5.8 Disclosure. None of the statements or information contained in any of the representations, warranties or covenants of Acquiror or Acquisition set forth in this Agreement, or in the Schedules and Exhibits to be furnished hereunder, or in the SEC Documents, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements or information contained herein or therein not misleading.

                  5.9      Litigation and Claims.

     (a) Litigation Pending or Threatened. There is no action, suit, arbitration proceeding, including any grievance proceeding, or investigation pending or, to the best knowledge of Acquiror and Acquisition threatened, before any court, tribunal, panel, master or governmental agency, authority or body in which Acquiror is a party or to which their businesses or properties are subject, nor is Acquiror bound by any valid injunction or order of any court or tribunal.

     (b) Violation of Law. Neither Acquiror nor Acquisition is in violation of any provision of any law, decree, order or regulation applicable to Acquiror or Acquisition or their business or properties, and Acquiror and Acquisition have all federal, state, local and foreign licenses, permits and other governmental authorizations required in the conduct of its business and the operation of their properties. Other than the filing of the Certificate, no consent of any governmental agency or body issuing any of such permits, licenses or other governmental authorizations, or otherwise having jurisdiction over Acquiror or Acquisition, their businesses, properties and operations, is required in order to permit the execution, delivery or performance of this Agreement by Acquiror or Acquisition, the consummation of the transactions contemplated hereby or the sale, transfer and delivery of the Shares or the continuation of the Company's or it Subsidiaries' businesses and operations after the Closing. Neither
Acquiror nor Acquisition is a party to any consent decree issued by any governmental agency, authority or body relating to the Acquiror's business.

                  5.10     Investment Representations.

     (a) Acquiror is acquiring the shares of common stock, par value $0.01 per share of the Company (the "Company Common Stock"), for its own account for investment and not with a view toward, or for sale in connection with, any distribution thereof, and has no present or contemplated agreement, undertaking, arrangement or commitment providing for the disposition thereof, except in accordance with a distribution thereof registered under the Securities Act.

     (b) Acquiror understands that because the shares of Company Common Stock, have not been registered under the Securities Act, it cannot dispose of any or all of such shares of Company Common Stock unless such securities are subsequently registered under the Securities Act or exemptions from such registration are available. Acquiror acknowledges and understands that the certificates for any shares of Company Common Stock will bear a legend substantially to such effect.

     (c) Acquiror is knowledgeable and experienced in business and financial matters and capable of evaluating the merits and risks of the investment in the shares of Company Common Stock, is able to bear the economic risk of loss of its investment in the shares of Company Common Stock, has been granted the opportunity to make a thorough investigation of the affairs of the Company and has availed itself of such opportunity either directly or through its authorized representatives.

     (d) Acquiror has been advised that the shares of Company Common Stock have not been and are not being registered under the Securities Act or under the "blue sky" laws of any jurisdiction and that the Company in issuing such shares is relying upon, among other things, the representations and warranties of Acquiror contained in this Section 4.3 in concluding that each such issuance is a "private offering" and does not require compliance with the registration provisions of the Securities Act.

                  5.11 Acquisition. Acquisition is a newly-formed wholly-owned subsidiary of Acquisition that has not engaged in any operations through the Closing Date.

         6. Covenants and Agreements of the Company and the Stockholder. The Company and the Stockholder, jointly and severally, covenant and agree with Acquisition and Acquiror as follows:

                  6.1 Current Information. The Company and the Stockholder will advise the Acquiror in writing as promptly as possible, but in any event prior to the Closing, of:

     (a) the occurrence of any event that renders any of the representations or warranties of the Company or the Stockholder set forth herein inaccurate;

     (b) the awareness of the Company or the Stockholder that any representation or warranty of the Company or the Stockholder set forth herein was not accurate in all respects when made; and

     (c) the failure of the Company or the Stockholder to comply with or accomplish any of the covenants or agreements set forth herein.

                  6.2 Consents. The Company and the Stockholder shall use their best efforts to procure all consents, approvals or waivers that must be obtained by the Stockholder, the Company or its Subsidiaries and which are necessary for completion of the transactions described herein, including using their best efforts to obtain all required consents of any governmental agency or body issuing any permits, licenses or other governmental authorizations affecting the Company , its Subsidiaries or their businesses or properties, so that the Surviving Corporation may continue to operate the businesses and properties of the Company and its Subsidiaries without interruption following the Effective Time. Without limitation on the foregoing, the Stockholder and the Company shall use their best efforts to obtain all consents, authorizations, waivers and approvals required from third parties under all Contracts by reason of the Merger and the consummation of the transactions contemplated hereby.

                  6.3 Business Operations. Without the Acquiror's prior written consent, which consent shall not be unreasonably withheld, the Company and each Subsidiary shall operate its business only in the ordinary course, will not introduce any new method of management or operation and the Stockholder and the Company shall use their reasonable efforts to preserve the businesses of the Company and its Subsidiaries intact, to retain its present customers and suppliers so that it will be available to Acquiror after the Closing and to cause consummation of the transactions contemplated by this Agreement in accordance with its terms and conditions. Without the Acquiror's prior written consent, which consent shall not be unreasonably withheld, the Company and the Stockholder shall not take any action that might reasonably be expected to impair the businesses or assets of the Company or its Subsidiaries.

                  6.4      Covenant Not to Compete.

     (a) To induce Acquiror to enter into this Agreement and consummate the transactions contemplated by this Agreement, the Stockholder agrees that it will not, without the prior written consent of Acquiror, for its own account or jointly with another, directly or indirectly, for or on behalf of any person other than Acquiror, as principal, agent, shareholder, participant, partner, member, promoter, director, officer, manager, employee, consultant, sales representative or otherwise:

          (i) for a period of three (3) years from the Closing Date, engage in or Control (as hereinafter defined) any business that provides (A) products substantially similar to those provided by the Company or its Subsidiaries as of the date hereof and which are principally intended to be used in the creation of (1) computer generated metafiles using CGM for internet-accessible applications (other than internet-accessible GIS products and Process and Building products) or (2) internet-accessible maintenance or similar technical manuals, (B) products substantially similar to the Active Graphics server product which is currently under development by the Company and which is principally intended to be used in the creation of computer generated metafiles using CGM for internet-accessible applications (other than internet-accessible GIS products and Process and Building products), or (C) services directly related to the installation, use, maintenance, revision, modification or adaptation of the foregoing products. For purposes hereof, "Control" shall mean, with respect to any business covered hereby, the possession by the Stockholder, directly or indirectly, of ownership of more than 50% of the voting equity interests of any such business;

          (ii) for a period of three (3) years from the Closing Date, solicit, or assist in the solicitation of, any person within the United States of America to whom the Company sold or provided services or products during the three (3) year period ending on the Closing Date, for the purpose of selling to such person any services or products substantially similar to the products and services specified in Section 6.4(a)(i) hereof;

          (iii) for a period of three (3) years from the Closing Date, solicit, or assist in the solicitation of, any person employed or retained by the Company and employed or retained by Acquisition after the Effective Time (as an employee, independent contractor or otherwise) to leave such service, whether or not such employment is pursuant to a contract and whether or not such employment is at will; or

          (iv) Except as expressly permitted herein or by that certain OEM License Agreement (the "OEM License Agreement"), dated March 10, 1999, between the Company and the Stockholder and its subsidiaries, use, disclose or reveal to any person other than Acquiror confidential information, including the Intellectual Property Rights, of or relating to the Company (which confidential information is being acquired by Acquiror); provided, however, that the obligations of this clause (iv) shall terminate on the third anniversary of the Closing Date with respect to any confidential information that does not constitute a trade secret under applicable law (without limitation on the generality of the foregoing, and for the avoidance of any doubt, notwithstanding any provision in the OEM License Agreement, neither the Stockholder nor any of its subsidiaries shall distribute or sell any products licensed to them by the Company under the OEM License Agreement as stand-alone products, although such licensed products may be bundled and distributed by the Stockholder as a component part of other products distributed by the Stockholder and/or its subsidiaries that, without giving consideration to the component part of the product licensed under the OEM License Agreement, do not directly compete with the Company's products or services);

     (b) The Stockholder acknowledges that it has submitted a bid proposal for the furnishing of products and services to Avondale Shipyards (the "Stockholder Proposal") which included a proposal by the Company captioned "Common Diagram Authoring System for LPD-17" dated April 12, 1999 (the "Company Proposal"). As included in the Stockholder Proposal, the Company Proposal included products and services priced at $1,397,900. Stockholder agrees that if Avondale Shipyards accepts the Stockholder Proposal (including the Company Proposal as submitted to Stockholder) within 90 days of the Closing Date and subsequently awards a contract to Stockholder, Stockholder will in good faith enter into negotiations for a subcontract with the Company relating to the provision by the Company of the products and services referred to in the Company Proposal. The Stockholder represents to Acquiror that (i) the Stockholder does not intend to preserve revenue covered by the Company Proposal for itself, and (ii) if the Stockholder Proposal is successful, the Stockholder intends to look to the Company for those products covered by the Company Proposal.

     (c)  Notwithstanding   anything  herein  to  the  contrary,  the  covenants
described in this Section 6.4 shall apply only if the transactions contemplated hereby are consummated at the Closing.

     (d) Although the parties have, in good faith, used their best efforts to make the provisions of this Section 6.4 reasonable in both geographic area and duration, and the parties do not anticipate, or intend that a forum of competent jurisdiction would find it necessary to reform any such provisions to make them reasonable in geographic area, duration or otherwise, the parties understand and agree that if a forum of competent jurisdiction determines it necessary to reform the scope of this Section 6.4 in order to make it reasonable in geographic area, duration or otherwise, with respect to the Stockholder, such provisions shall be considered to be divisible in all respects, and such lesser scope as any such forum shall determine to be reasonable shall be effective, binding and enforceable against the Stockholder. The Stockholder acknowledges and agrees that Acquiror's damages in the event of any breach or threatened breach of its covenants set forth in this Section 6.4 will be difficult to determine and that without limiting any other right or remedy of Acquiror, Acquiror shall be entitled to appropriate injunctive or equitable relief from a court of competent jurisdiction to prevent any breach or threatened breach.

                  6.5 Exclusive Dealings. The Company and the Stockholder agree that the provisions of paragraph 9 of that Letter Agreement, dated March 20, 1999 between Acquiror, the Company and the Stockholder shall continue in full force and effect, except that the provisions permitting an alternative transaction with America Online, Inc. ("AOL") shall be null and void, with the effect that any transaction involving AOL and the Company is hereby prohibited.

     6.6 Lien Release. The Company and the Stockholder shall obtain the release of the lien in favor of the Stockholder's lender on the Shares.

                  6.7 Discharges. Prior to the Closing Date, the Stockholder and the Company shall cancel, at no cost and with no liability to the Company or any of its Subsidiaries, (i) the $1.6 million note receivable due by the Stockholder to the Company and (ii) all accounts payable due by the Company to the Stockholder or any of its subsidiaries, including, without limitation, the approximate $453,000 account payable due the Stockholder reflected in the Interim Financial Statements.

         7. Covenants and Agreements of the Acquiror. Each of the Acquiror and Acquisition covenant and agree with the Stockholder as follows:

                  7.1  Current   Information.   The  Acquiror  will  advise  the
Stockholder in writing as promptly as possible, but in any event prior to the Closing, of:

     (a) the occurrence of any event that renders any of the representations or warranties of the Acquiror or Acquisition set forth herein inaccurate;

     (b) the awareness of the Acquiror that any representation or warranty of the Acquiror or Acquisition, set forth herein was not accurate when made; and

     (c) the failure of the Acquiror or Acquisition to comply with or accomplish any of the covenants or agreements set forth herein.

                  7.2 Consent to Pledge. Acquiror and Acquisition shall obtain the consent of its lender to (i) the pledge of all of the shares of common stock of the Surviving Corporation to the Stockholder as contemplated hereby and (ii) the incurrence of the indebtedness contemplated by the promissory note referred to in Section 1.3 and the Debenture, as contemplated hereby.

                  7.3 Consents. Acquiror and Acquisition shall use their best efforts to procure all consents, approvals or waivers that must be obtained by Acquiror or Acquisition and which are necessary for completion of the transactions described herein, including using their best efforts to obtain all required consents of any governmental agency or body issuing any permits, licenses or other governmental authorization affecting Acquisition, its business or properties, so that the Surviving Corporation may continue to operate the businesses and properties of the Company and its Subsidiaries without interruption following the Effective Time. Without limitation on the foregoing, Acquiror and Acquisition shall use their best efforts to obtain all consents, authorizations, waivers and approvals required from third parties under all Contracts by reason of the Merger and the consummation of the transactions contemplated hereby.

         8. Conditions to Obligations of the Stockholder and the Company. The obligations of the Stockholder and the Company to consummate the Merger and to make the deliveries contemplated at the Closing shall, in addition to the conditions set forth elsewhere herein, be subject to satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by the Stockholder and the Company:

                  8.1 Correctness of Representations and Warranties. Each of the representations and warranties of the Acquiror and Acquisition contained in this Agreement shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date, and the Acquiror shall have executed and delivered to the Company and the Stockholder at Closing a certificate to that effect.

                  8.2 Performance of Covenants and Agreements. All of the covenants and agreements of the Acquiror contained in this Agreement and required to be performed by the Acquiror before the Closing Date shall have been performed in all material respects, and the Acquiror shall have executed and delivered to the Company and the Stockholder at Closing a certificate to that effect.

                  8.3 Additional Closing Documents. The Acquiror shall have delivered to the Stockholder at or prior to the Closing such documents as the Stockholder and the Company and its counsel may reasonably request in order to enable the Stockholder and the Company to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

                  8.4      No Legal Bar.

     (a) There shall not have been instituted or threatened any legal proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages with respect thereto.

     (b) None of the parties hereto shall be prohibited by any law, order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding shall then be pending that questions the validity of this Agreement, any of the transactions contemplated hereby or any action that has been taken by any of the parties or any corporate entity, in connection herewith, or in connection with any of the transactions contemplated hereby.

                  8.5 Opinion of Counsel for Acquiror. The Stockholder and the Company shall have received an opinion of counsel from R. Edwin Pearce, general counsel of Acquiror, in the form and substance reasonably satisfactory to the Stockholder and the Company and dated the Closing Date, and substantially in the form of Exhibit D. In rendering such opinion, counsel may rely upon certificates of public officials and upon certificates of officers of Acquiror as to factual matters and on opinions of other counsel of good standing, whom such counsel believes to be reliable, provided that such certificates and opinions of other counsel shall be delivered to the Stockholder along with such counsel's opinion.

         9. Conditions to Obligations of Acquiror and Acquisition. The obligations of the Acquiror and Acquisition to consummate the Merger and to make the deliveries contemplated at the Closing shall, in addition to conditions set forth elsewhere herein, be subject to the satisfactory completion on or prior to the Closing Date of each of the following conditions, any of which may be waived by the Acquiror and Acquisition:

                  9.1 Correctness of Representations and Warranties. Each of the representations and warranties of the Stockholder and the Company contained in this Agreement shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date, and the Company and the Stockholder shall have executed and delivered to Acquiror and Acquisition at Closing a certificate of the Company and the Stockholder to that effect.

                  9.2 Performance of Covenants and Agreements. All of the covenants and agreements of the Company, the Stockholder or both contained in this Agreement and required to be performed on or before the Closing Date shall have been performed in all material respects, and the Company and the Stockholder shall have delivered to the Acquiror at Closing a certificate of the Company and of the Stockholder to that effect.

                  9.3 Additional Closing Documents. The Company and the Stockholder shall have delivered to the Acquiror and Acquisition at or prior to the Effective Time such additional documents as the Acquiror and its counsel may reasonably request in order to enable the Acquiror and Acquisition to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

                  9.4      No Legal Bar.

     (a) There shall not have been instituted or threatened any legal proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement or to obtain substantial damages with respect thereto.

     (b) None of the parties hereto shall be prohibited by any law, order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no action or proceeding shall then be pending that questions the validity of this Agreement, any of the transactions contemplated hereby or any action that has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

                  9.5 Employment Agreements. John Gebhardt, Aaron Silberstrom, Jim Buttinger and Ted Barber, employees of the Company, shall have each entered into an Employment Agreement with Acquiror, in the forms of agreements attached hereto as Exhibits C-1, C-2 and C-3, providing for their employment by the Surviving Corporation of such persons.

                  9.6  Consents.  All  consents,   authorizations,   orders  and
approvals of, or filings or registrations with, any governmental entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings required under the DGCL in connection with the Merger, and the Company, its Subsidiaries and the Stockholder shall have obtained all consents, authorizations, waivers and approvals required from third parties required under all Contracts by reason of the Merger and the consummation of the transactions contemplated hereby.

                  9.7      Deliveries at Closing.

     (a) The Seller shall have delivered to the Acquiror:

          (i) The Certificate of Incorporation of the Company and all amendments thereto, certified by the Secretary of State of Delaware;

          (ii) A good standing certificate for the Company from the Secretary of State of Delaware, dated as of a recent date;

          (iii)  A  certificate   representing  the  Shares,  duly  endorsed  to
     Acquiror;

          (iv) Written evidencing satisfactory to Acquiror of the release of the lien in favor of Stockholder's lender on the Shares.

     (b) The Acquiror shall have delivered to the Seller: (i) The Articles of Incorporation of the Acquiror and all amendments thereto, certified by the Secretary of State of Texas;

          (ii) A Certificate of existence and good standing of Acquiror from the Secretary of State of Texas, dated as of a recent date;

          (iii) The Certificate of Incorporation of Acquisition, certified by the Secretary of State of Delaware;

          (iv) A certificate of good standing of Acquisition from the Secretary of State of Delaware, dated as of a recent date;

          (v) Written evidence satisfactory to the Seller of the consent of Acquiror's lender to the pledge of the common stock of the Surviving Corporation to the Stockholder and the incurrence of the indebtedness contemplated by the promissory note referred to in Section 1.3 and the Debenture;

          (vi) The Closing Payment;

          (vii) The promissory note referred to in Section 1.3; and

          (viii) The Debenture.

                  9.8 Opinion of Counsel for the Company and the Stockholder. The Acquiror shall have received an opinion of counsel from Balch & Bingham LLP, counsel for the Company and the Stockholder, in form and substance reasonably satisfactory to the Acquiror and dated the Closing Date, and substantially in the form of Exhibit E hereto. In rendering such opinion, counsel may rely upon certificates of public officials and upon certificates of officers of the Company as to factual matters and on opinions of other counsel of good standing, whom such counsel believes to be reliable, provided that all such certificates and opinions of other counsel shall be delivered to the Acquiror along with such counsel's opinion.

         10.      Indemnification.

               10.1 Indemnification Provisions for Benefit of Acquiror and Surviving Corporation.

     (a) Subject to Section 10.5 below, the Stockholder shall indemnify and hold harmless the Acquiror, the Surviving Corporation, and their respective affiliates, directors, officers and stockholders, and their respective successors and assigns (collectively, "Acquiror Persons") against any and all claims, losses, damages (including, without limitation, settlement costs and any reasonable legal or other expenses for investigating or defending any actions or threatened actions) (collectively, "Damages") incurred by Acquiror Persons in connection with each and all of the matters set forth in subsections (b)(i),
(ii), (iii) and (iv) below; provided, however, that the Stockholder shall have no obligation under this Section 10.1 if Acquiror or the Surviving Corporation, as the case may be, fails to make a written claim for indemnification prior to the expiration of any applicable survival period as set forth in Section 12.5.

     (b) (i) Any misrepresentation or breach of any representation or warranty of the Company or the Stockholder contained herein or in any agreement or instrument delivered at the Closing by the Company or the Stockholder pursuant to this Agreement; and

          (ii) The breach of any covenant, agreement or obligation of the Company or the Stockholder contained in this Agreement or any other agreement or instrument contemplated by this Agreement.

          (iii)(A)Any failure on the part of the Company or any Subsidiary to discharge a liability for payment of Taxes relating to periods preceding the Closing (which period shall be inclusive of the Closing Date) and which result in Damages to Acquiror or the Surviving Corporation; (B) any and all Damages arising from a claim by a third party, relating to or associated with the ownership, use, possession, enjoyment of the Company's and the Subsidiaries' businesses based on any occurrence arising prior to the Closing Date; and (C) any tax filing or Return made, or position taken, by the Company, any Subsidiary or the Stockholder that any governmental authority challenges and which results in Damages to the Acquiror or the Surviving Corporation.

          (iv) All actions, orders, assessments, fees and expenses that result from, relate to or arise in connection with any of the foregoing or in enforcing this Agreement.

          10.2 Indemnification Provisions for Benefit of the Stockholder.

     (a) Subject to Section 10.5 below, Acquiror and the Surviving Corporation shall jointly and severally indemnify and hold harmless the Stockholder and its affiliates, directors, officers and stockholders, and its successors and assigns (collectively, "Stockholder Persons") against any and all Damages incurred by Stockholder Persons in connection with each and all of the matters set forth in subsections (b)(i), (ii), (iii) and (iv) below; provided, however, that Acquiror and the Surviving Corporation shall have no obligation under this Section 10.2 if the Stockholder fails to make a written claim for indemnification prior to the expiration of any applicable survival period as set forth in Section 12.5.

     (b) (i) Any misrepresentation or breach of any representation or warranty of Acquiror or Acquisition contained herein or in any agreement or instrument delivered at the Closing by Acquiror or Acquisition pursuant to this Agreement;

          (ii) The breach of any covenant, agreement or obligation of Acquiror or Acquisition contained in this Agreement or any other agreement or instrument contemplated by this Agreement; (iii) Any and all Damages arising from a claim by a third party, relating to or associated with the ownership, use, possession, enjoyment of the Surviving Corporation's business based on any occurrence arising after the Closing Date; and

          (iv) All actions, orders, assessments, fees and expenses that result from, relate to or arise in connection with any of the foregoing or in enforcing this Agreement.

          10.3 Claims and Defense by the Indemnifying Party.

     (a) Claims. Whenever any claim or claims shall arise for indemnification under this Section 10, the party seeking indemnification (the "Indemnified Party") shall notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim(s) pursuant to Section 10.4 hereunder. Such notice shall set forth, when known, the facts constituting the basis for such claim(s) and the amount or estimate of the amount of the liability arising from such claim(s). The Indemnified Party shall not settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification under this Section 10 without the prior written consent of the Indemnifying Party, unless:

          (i) suit shall have been instituted against the Indemnified Party or, in the case of a claim for Taxes, an assessment shall have been made for such Taxes by the applicable taxing authority; and

          (ii) the Indemnifying Party shall not have taken control of such suit within 20 days after notification thereof, as provided in this Section 10.3(a).

     (b) Defense by the Indemnifying Party. In connection with any claim giving rise to indemnity under this Section 10 resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party (a "Third Party Claim"), the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party assume the defense of any such Third Party Claim, provided that the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party in respect of the claims asserted therein. If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party shall select counsel that is reasonably acceptable to the Indemnified Party to conduct the defense of such Third Party Claim and at its sole cost and expense shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), unless the Indemnifying Party admits in writing its liability to hold the Indemnified Party harmless from and against any losses, damages, expenses and liabilities arising out of such settlement and concurrently with such settlement the Indemnifying Party pays the full amount of all losses, damages, expenses and liabilities to be paid by the Indemnifying Party (or by the Indemnified Party, if applicable) in connection with such settlement. The Indemnified Party shall cooperate fully in the defense of any such claim or action by taking such actions as the Indemnifying Party may reasonably request. The Indemnified Party shall be entitled to participate in (but not control) the defense thereof with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate. The Indemnifying Party shall cooperate fully in the defense of any such claim or litigation by taking such action as the Indemnified Party may reasonably request. The Indemnifying Party shall be entitled to participate in (but not control) the defense thereof with its own counsel and at its own expense. Notwithstanding any of the foregoing, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim at any time.

                  10.4 Notice. The Surviving Corporation, the Acquiror and the Stockholder agree that in the event of any occurrence that may give rise to a claim by an indemnified party against the indemnifying party under this Section 10, the indemnified party will give prompt written notice thereof to the indemnifying party, and in any event, such notice shall be delivered prior to the expiration of any survival period set forth in Section 12.5.

                  10.5 Setoff. Acquiror and the Surviving Corporation may withhold and setoff any amounts otherwise due to the Stockholder as to which the liability of the Stockholder to indemnify Acquiror Persons hereunder has been finally determined by a court of competent jurisdiction.

                  10.6 Limitation on Damages. Notwithstanding the indemnification provisions set forth in this Section 10, no claim shall be made by Acquiror or the Surviving Corporation under Section 10.1 or the Stockholder under Section 10.2 unless the amount of all claims made by Acquiror and the Surviving Corporation, on the one hand, or the Stockholder, on the other hand, exceeds $150,000, and if the aggregate amount of all claims exceeds $150,000, the Stockholder shall be liable to the Acquiror and the Surviving Corporation only with respect to that portion of the total amount of damages that exceeds
$150,000. Notwithstanding the foregoing, (i) the limitation set forth in the immediately preceding sentence shall not be applicable with respect to any claim made by Acquiror or the Surviving Corporation under Section 10 if such claim is based on an alleged misrepresentation or breach by the Company or the Stockholder of any representation or warranty contained in Sections 3.3(c) and/or 3.13; (ii) no party hereto shall be liable for claims hereunder or under any other document or instrument contemplated hereby for any aggregate amount exceeding $12,353,000; and (iii) no party hereto shall be liable for indirect, incidental, consequential, punitive or exemplary damages.

                  10.7 Right to Remediate. If (A) any third party shall notify Acquiror or any of its affiliates, or (B) if Acquiror or any of its affiliates become aware, of a claimed or potential breach of the Company's representations and warranties under Sections 3.6 or 3.19 hereof, Acquiror shall promptly notify the Stockholder in writing, setting forth all relevant facts known to Acquiror or its affiliates in respect of the claimed or potential breach. Upon receipt of such notice, the Stockholder shall have the right, at its election and expense, to remediate the basis for any such claimed potential breach, including obtaining any necessary rights an altering or adapting products or software, but such efforts at remediation shall not limit Acquiror's or the Surviving Corporation's rights under this Section 10.

         11.      Termination.

                  11.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

     (a) by Acquiror or the Stockholder, as the case may be, if the conditions to the Closing contained in Section 8 or 9, respectively, have not been and cannot be satisfied, provided, however, that the Acquiror if it elects to terminate, or the Stockholder and the Company, if the Stockholder elects to terminate, as the case may be, shall have complied with or performed or tendered performances of all covenants and agreements to be complied with or performed by such party or parties prior to or at the Closing, and satisfied all conditions herein that are to be complied with, performed or satisfied by such party or parties immediately prior to or at the Closing; provided, further, that a party shall promptly notify the other parties hereto in writing if it becomes aware of circumstances which would cause any party to breach or be unable to comply with or perform the conditions to the Closing contained in Section 8 or 9, as applicable;

     (b) by either the Acquiror or the Stockholder, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable preventing the consummation of the Merger; or

     (c) by either the Acquiror or the Stockholder, if the Effective Time shall not have occurred on or before April 16, 1999; provided that neither the Acquiror nor the Stockholder shall be entitled to terminate this Agreement pursuant to this paragraph if such party's material breach of this Agreement has been the cause of or resulted in the failure of the Effective Time to occur at or prior to such time.

                  11.2 Effect of Termination; Remedies. Except as provided in this Section 11.2, in the event of the termination of this Agreement pursuant to
Section 11.1, this Agreement shall forthwith become void, there shall be no liability on the part of any party hereto or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from its obligations with respect to any breach of this Agreement.

         12.      Miscellaneous Provisions.

                  12.1 Construction. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware without regard its principles of conflicts of laws.

                  12.2 Notices. All notices and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered to the party to whom addressed or when sent by telecopy, telegram, telex or wire (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

             If to the Acquiror:                 Micrografx, Inc.
             1303 Arapaho Road
             Richardson, Texas 75081
             Attn: General Counsel

 With copies to:
                 Jenkens & Gilchrist, a Professional Corporation
                 1445 Ross Avenue
                 Suite 3200
                 Dallas, Texas 75202
                 Attn:  L. Steven Leshin, Esq.

 If to the Company or the Stockholder:
                 Intergraph Corporation
                 One Madison Industrial Park
                 Huntsville, AL 35894
                 Attn: General Counsel

 With copies to:
                 Balch & Bingham LLP
                 1710 Sixth Avenue North
                 P.O. Box 306
                 Birmingham, AL 35201
                 Attn: John F. Mandt


                  12.3 Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties; provided, however, that the rights of Acquisition under this Agreement shall be vested in the Surviving Corporation at and after the Effective Time. Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assignees any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.

                  12.4 Amendments and Waivers. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion. This Agreement and all Exhibits and Schedules hereto may be modified only by a written instrument duly executed by the parties hereto and authorized as provided herein.

                  12.5 Survival. The representations and warranties set forth in Sections 3, 4 and 5 shall survive any investigation heretofore or hereafter made by Acquiror and Acquisition, on the one hand, or by the Stockholder and the Company, on the other hand, and the Closing and shall continue in full force and effect until September 30, 2000; provided, however, that (i) representations and warranties of the Stockholder with respect to the payment of taxes of any nature whatsoever or the filing of tax returns and with respect to environmental matters shall continue until the expiration of any applicable statute or period of limitations, and any extensions thereof, (ii) the representations contained in Sections 3.1, 3.2 and 3.6 and Sections 4.1 and 4.2 shall survive indefinitely and (iii) the representations contained in Sections 5.1 and 5.2 shall survive indefinitely; and further provided, that if written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party in whose favor such representations and warranties have been made, the relevant representations and warranties shall survive as to that claim until the claim has finally been resolved.

                  12.6 Attorneys' Fees. In the event that any action or proceeding, including arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such action, proceeding or arbitration may receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration their costs and reasonable attorneys' fees as determined by the person or body making such award, judgment, decision or resolution, including those incurred on appeal.

                  12.7 Binding Nature of Agreement. The Agreement includes each of the Schedules and Exhibits that are referred to herein or attached hereto, all of which are incorporated by reference herein. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, legal representatives, successors and permitted assigns.

                  12.8 Expenses. The costs and expenses and the legal fees and disbursements of counsel retained by the Stockholder or the Company in connection herewith shall be borne by the Stockholder. The costs and expenses of the Acquiror, including the legal fees and disbursements of Jenkens & Gilchrist, a Professional Corporation, shall be borne by the Acquiror or, upon or after the Effective Time, by the Surviving Corporation.

                  12.9 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof, except that the provisions of Sections 5, 6, 8, 9 and 10 of the Letter Agreement, dated March 20, 1999 between the Stockholder, the Company and Acquiror shall continue in full force and effect, except the provisions of paragraph 9 permitting an alternative transaction with AOL shall not be of further force or effect, with the effect that any transaction involving AOL and the Company is hereby prohibited. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intention of the parties hereto that no party is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Section 3, 4 and 5 hereof and those expressly set forth in any of the Schedules and Exhibits hereto, including, but not limited to, any implied warranty or representation as to condition, merchantability, fitness for any particular purpose or suitability of the business or assets of the Company; provided, however, the foregoing provision shall not limit or impair any of the expressed representations or warranties or indemnities contained herein.

                  12.10 Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

                  12.11 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear(s) thereon.

                  12.12 Public Announcements. The Acquiror, the Stockholder and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to consultation, except as may be required by law or rules of the Nasdaq National Market.

                  12.13 Table of Contents; Section Headings. The table of contents and the headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

                  12.14 Best Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated herein to be effected as promptly as is practicable, in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

     (a) Acquiror and the Company shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any other federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

     (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

     (c) Without the prior written consent of Acquiror, the Company will not terminate any employee if such termination would result in the payment of any amounts pursuant to "change in control" provisions of any employment agreement or arrangement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                                MICROGRAFX, INC.


                                By:
                                Name:
                                Title:


                                INTERCAP ACQUISITION, INC.


                                By:
                                Name:
                                Title:


                                INTERCAP GRAPHICS SYSTEMS, INC.


                                By:
                                Name:
                                Title:


                                INTERGRAPH CORPORATION


                                By:
                                Name:
                                Title:

                                   Exhibit "A"

                          Form of Convertible Debenture

                                   Exhibit "B"


                             Form of Promissory Note

                                  Exhibit "C-1"


                      Employment Agreement of John Gebhardt

                                  Exhibit "C-2"


                    Employment Agreement of Aaron Silberstrom

                                  Exhibit "C-3"


                      Employment Agreement of Jim Buttinger

                                  Exhibit "C-4"


                       Employment Agreement of Ted Barber

                                   Exhibit "D"


                          Opinion of Acquiror's Counsel

                                   Exhibit "E"


             Opinion of Counsel for the Company and the Stockholder